Exhibit 99.1

KINGSWAY FINANCIAL SERVICES INC. APPOINTS

ADAM J. PATINKIN AND JOSHUA S. HOROWITZ TO ITS BOARD OF DIRECTORS

Chicago - (Marh 31, 2025) - (NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced it has appointed Adam J. Patinkin and Joshua S. Horowitz to its Board of Directors. The Company has also agreed to nominate Mr. Patinkin and Mr. Horowitz for election to the Board of Directors at the upcoming 2025 Annual Meeting of Shareholders.

“We are delighted to welcome Adam and Josh to the Kingsway Board of Directors,” said JT Fitzgerald, Kingsway’s CEO and a Director. “Kingsway’s business is at an inflection point as we have achieved scale and momentum in our Search Xcelerator business. Both Adam and Josh are experienced investors and businesspeople with successful track records building companies and creating shareholder value. I am looking forward to working together with them to help take Kingsway to the next level.”

“I am honored to join Kingsway’s Board of Directors at an exciting moment for the Company,” said Mr. Patinkin. “Kingsway owns and operates a collection of high-quality services businesses that are asset-light, growing, and have recurring revenues – and that were each acquired by deploying the well-regarded ‘Search Fund’ model for business acquisition and growth. As the only U.S.-listed company pursuing the ‘Search Fund’ strategy, Kingsway represents a unique and attractive vehicle for investors to gain exposure to this asset class via the public markets. I am confident that over time, Kingsway can become a far larger and more profitable company to the benefit of all stakeholders, including its shareholders. I look forward to contributing to Kingsway’s future success as a Director.”

“After tracking Kingsway for many years, I believe this is the right time for me to actively contribute to unlocking the Company’s significant potential,” said Mr. Horowitz. “Kingsway has the right strategy and talented leaders across its organization, but I believe the Company’s value remains underappreciated by public market investors. I am eager to take a hands-on approach to help Kingsway scale its operations and enhance its visibility in the capital markets. It is an honor to join the Kingsway Board of Directors at such an auspicious moment for the business.”

As will be further disclosed in relevant filings with the U.S. Securities and Exchange Commission, affiliates of David Capital Partners, LLC have acquired a position representing 9.2% of Kingsway’s outstanding common shares via the purchase of common shares and options on common shares, and affiliates of Palm Management (US) LLC have acquired a position representing 1.5% of Kingsway’s outstanding common shares via the purchase of common shares and options on common shares. None of the purchased shares or options were sold or issued by the Company.

About Adam J. Patinkin

Adam J. Patinkin is the Founder and Managing Partner of David Capital Partners, LLC (“David Capital”), a long-term oriented alternative investment firm headquartered in Chicago with offices in London. Prior to founding David Capital in 2011, Mr. Patinkin was a member of the investment team at Chicago-based Sheffield Asset Management, L.L.C., a long/short equity hedge fund manager, from 2007 to 2010. Mr. Patinkin currently serves on the Board of Directors of Flamingo Group, Inc., a privately-held enterprise software company focused on the multi-family apartment industry. Mr. Patinkin holds the Chartered Financial Analyst designation. Mr. Patinkin earned a B.A. from Dartmouth College with a double-major in History and Government in 2007.

About Joshua S. Horowitz

Joshua S. Horowitz is a professional investor with over 23 years of experience, specializing in portfolio management, problem solving, and board leadership. Since January 2012, he has served as a Portfolio Manager and Managing Director at several Palm entities, beginning with Palm Ventures LLC and currently with Palm Management (US) LLC, where he oversees the Palm Global Small Cap Master Fund. Prior to this, Mr. Horowitz was the Director of Research at Berggruen Holdings, a multi-billion-dollar family office, and a research analyst at Crossway Partners LP, focusing on value strategy investments. Mr. Horowitz also currently serves as a director on the boards of BK Technologies Corporation (NYSE: BKTI), NeuroMetrix Inc. (Nasdaq: NURO), Barnwell Industries, Inc. (NYSE: BRN) and Limbach Holdings, Inc. (NASDAQ: LMB). Mr. Horowitz holds a Bachelor of Science in Management from Binghamton University.

About the Company

Kingsway is a holding company that owns or controls subsidiaries primarily in the business services and extended warranty industries. The common shares of Kingsway are listed on the New York Stock Exchange under the trading symbol "KFS."

The company serves the business services industry through its operating subsidiaries within its Kingsway Search Xcelerator (“KSX”) segment:

B2B Services

●	Ravix Group (ravixgroup.com), CSuite Financial (Csuitefinancialpartners.com)
●	Image Solutions (istechology.com)

Healthcare Services

●	Digital Diagnostic Imaging (ddimagingusa.com)
●	Secure Nursing Services (securenursing.com)

Vertical Market Software

●	Systems Products International (spisoftware.com)

Kingsway Skilled Trades

●	Bud’s Plumbing (budsplumbing.com)

The company serves the extended warranty industry through its operating subsidiaries within its Extended Warranty segment:

Auto Warranty

●	IWS (iwsgroup.com)
●	Penn Warranty (pennwarranty.com)
●	Preferred Warranties (preferredwarranties.com)

HVAC/Facility Warranty

●	Trinity Warranty Solutions (trinitywarranty.com)

Additional Information

Additional information about Kingsway, including a copy of its Annual Reports can be accessed on the EDGAR section of the U.S. Securities and Exchange Commission's website at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through the Company's website at www.kingsway-financial.com.

For Media Inquiries: Hayden IR James Carbonara (646) 755-7412 james@haydenir.com	For Company Inquiries: Kingsway Financial Services Inc. Kent Hansen, CFO (312) 766-2163 khansen@kingsway-financial.com